Exhibit 23.2

JINCHENG TONGDA & NEAL

11/F, Huaxia Bank Plaza, No.22 Jianguomennei Avenue,
Beijing, 100005, PRC
Tel: (8610) 85237766; Fax: (8610) 65185057

April 12, 2018

ATA Inc.
1/F East Gate, Bldg. No.2, Jian Wai Soho

No.39 Dong San Huan Zhong Road,

Chao Yang District, Beijing, 100022

Ladies and Gentlemen:

We have acted as legal advisors as to the laws of the People’s Republic of China to ATA Inc.(the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission of a transition report on Form 20-F for the nine months ended December 31, 2017.

We hereby consent to the use of our name under “Key Information — Risk Factors” and “Information on the Company — Business Overview — Regulation” in the Company’s transition report on Form 20-F for the nine months ended December 31, 2017.

Yours sincerely,

/s/ Peng Jun
Peng Jun
Partner
Jincheng Tongda & Neal